EXHIBIT 99.1

Iron Mountain
Corporate Offices
745 Atlantic Avenue
Boston, Massachusetts 02111

TELEPHONE: 617 357-4455
FAX: 617 350-7881

[IRON MOUNTAIN LOGO]
America's Largest Records Management Company

                        Iron Mountain Announces Agreement
                            to Acquire HIMSCORP, Inc.

                HIMSCORP (Record Masters) is the Nation's Leading
                         Medical Records Management Firm

         BOSTON -- September 18, 1997 -- Iron Mountain Incorporated (NASDAQ:IMTN) announced today that it has entered into a definitive agreement to acquire HIMSCORP, Inc., the leading national provider of records management services for hospitals and other organizations in the healthcare industry.

         HIMSCORP, Inc., operates under the trade name Record Masters in 12 major U.S. markets, including Pittsburgh and St. Louis, which represent new markets for Iron Mountain. HIMSCORP's services include storage, retrieval and delivery of active health care records, hospital fileroom purges, computerized indexing, release of information, facilities management, temporary staffing, and related medical records services. HIMSCORP operates 20 facilities comprising more than 700,000 square feet.

         The acquisition is structured to be a tax-free transaction. The consideration includes approximately $53 million in cash and assumed debt, and approximately 1.2 million shares of Iron Mountain common stock. The shares are being issued in a private transaction. The acquisition is subject to regulatory approval and is expected to close in the fourth quarter of 1997.

         HIMSCORP, Inc. had revenues of $13 million for the six months ended June 30, 1997, and giving effect to an acquisition it completed on June 1, 1997, pro forma revenues of approximately $14 million for the same period. HIMSCORP has completed 12 acquisitions in the medical records services industry since 1995.

         HIMSCORP Chairman and President Kent Dauten will join Iron Mountain's Board of Directors upon completion of the merger. Iron Mountain intends to retain Record Masters' 500 employees.

         According to Iron Mountain Chairman and CEO C. Richard Reese, the transaction announced today furthers Iron Mountain's strategy of increasing its presence in medical records management. "Iron Mountain already provides medical records services in some of our locations, but it is truly a specialty within records management. Record Masters is the leader in this field, and


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we are excited to have these experts joining the Iron Mountain team. It furthers our mission of becoming a full-service information management organization."

         Kent Dauten commented, "Joining forces with Iron Mountain is a win all around--for our customers, our employees, and our shareholders. We have the expertise in the medical records management field, which has grown rapidly in recent years, and Iron Mountain has the infrastructure and resources to help us grow faster and develop our service offerings. There is a real synergy here, and we are very excited about this merger."

         Iron Mountain operates in 43 markets nationwide, providing business records storage and management services, medical records services, data protection services for electronic records, vital records protection, and records management consulting services. The Company stores and manages billions of paper documents and electronic records for more than 40,000 customers, including more than half of the Fortune 500 companies.